EX-FILING FEES
Calculation of Filing Fee Table(1)
424(b)(2)
(Form Type)
NiSource Inc.
(Exact Name of Registrant as Specified in its Charters)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055	Rule 457(r)(2)	$500,000,000	100%	$500,000,000	0.00014760	$73,800(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amount					$500,000,000		$73,800(2)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$73,800(2)

(1)
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement
No. 333-268084,
which was filed on November 1, 2022 (the “Registration Statement”). The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, NiSource Inc. (the “Registrant”) initially deferred payment of all the registration fees for Registration Statement.